SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1200 Urban Center Drive Birmingham, Alabama 35242
(Address of principal executive offices) (zip code)

(205) 298-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

On June 10, 2009, the Company issued a press release in which it announced its intention to offer 11.5 million shares of its common stock to the public and to reduce its future quarterly dividend to $0.25 per share beginning in the third quarter of 2009.  A press release detailing the particulars of the offering is attached as an exhibit to this Form 8-K.

Additionally, in a presentation to investors, management of Vulcan made the following comments:

Regarding our outlook for 2010, we anticipate year-over-year growth in aggregates volumes, including the stimulus, of approximately 15 percent.  During 2010, when volumes begin to recover, we expect aggregates pricing to improve 6 to 7 percent.

We believe that the combination of continued federal stimulus spending in 2010, 2011 and 2012, along with renewal of the multi-year federal highway bill, some recovery for housing in 2011, and some late-cycle recovery in non-residential construction, should translate into recovery and growth in aggregates volumes through 2013.

New highway spending as a result of federal stimulus legislation is expected to contribute to earnings growth at Vulcan from the second half of 2009 through 2012.  During this period, the Company anticipates aggregates shipments from the stimulus plan of 35 to 45 million tons, asphalt shipments of 3 to 4 million tons, and concrete shipments of 250 to 300 thousand cubic yards.  Some 45 to 65 percent of these shipments are expected to occur by the end of 2010.

Item 9.01.     Financial Statements and Exhibits.

(c)	Exhibits:

	Exhibit No.	Description

	99.1	Press Release dated June 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date:	June 10, 2009	By:	/s/ Robert A. Wason IV
Robert A. Wason IV